Exhibit 99.1

Interleukin Genetics To Explore Strategic Alternatives, Reduce Workforce

WALTHAM, Mass. – July 3, 2017 – Interleukin Genetics, Inc. (OTCQB: ILIU) today announced that it will pursue strategic alternatives for the Company and will reduce the Company’s workforce by five employees (63%) as part of a plan to reduce operating costs.

“While this decision was extremely difficult, it is important to preserve capital as we assess our options,” said Mark Carbeau, Chief Executive Officer of Interleukin Genetics. “I and the other Board members are personally grateful to our departing employees and the exceptional team members throughout the history of the Company who have advanced the contributions that Interleukin Genetics has made to precision medicine and to the advancement of inflammation science broadly.”

The Company was unable to secure a clinical services agreement satisfactory to Horizon Technology Finance, its senior lender, to extend deferral of its debt payment obligations to Horizon pursuant to the amendments made in April 2017 to the Company’s arrangements with Horizon. As part of the restructuring, the Company also announced that it is shutting down its ILUSTRATM Inflammation Management Program and will suspend test processing over the ensuing approximately two months. The Company is currently evaluating all strategic alternatives, including the potential sale of the company or any or all of its assets, another business combination or collaboration, and/or an orderly wind down and liquidation of the Company.

As of June 30, 2017, the Company had cash on hand of approximately $925,000. Management believes its principal assets are its CLIA certified laboratory operations and its intellectual property relating to the ILUSTRA program, cardiovascular disease test, osteoarthrosis test and the Inherent Health tests.

Total indebtedness was approximately $5.6 million, including secured debt obligations of approximately $4.9 million, accounts payable and contractual severance obligations. As a result of the restructuring, the Company expects to incur aggregate expenses of approximately $245,000 consisting of cash severance payments and accrued vacation payments and costs associated with suspending its testing programs.

As a result of these developments, the Company will likely not be able to file its quarterly report on Form 10-Q for the quarter ended June 30, 2017 on a timely basis, and intends to file a Form 12b-25 to that effect.

About Interleukin Genetics, Inc.

Interleukin Genetics, Inc. (OTCQB: ILIU) develops and markets proprietary genetic tests for chronic inflammatory diseases and health-related conditions, with significant expertise in metabolism and inflammation. Our tests provide information that is not otherwise available, to empower individuals and their healthcare providers to manage their health and wellness through genetics-based insights and actionable guidance, including pharmacogenomics information to guide development and use of therapeutics. Interleukin Genetics’ lead products include our proprietary cardiovascular test to guide treatment of high risk patients; our proprietary ILUSTRA Inflammation Management Program; and its Inherent Health® line of genetic tests. Interleukin Genetics is headquartered in suburban Boston and operates an on-site DNA testing laboratory certified under the Clinical Laboratory Improvement Amendments (CLIA). For more information, please visit www.ilgenetics.com.

Forward-Looking Statements

Certain statements contained herein are “forward-looking” statements, including, but not limited to, statements that the Company’s principal assets are its CLIA certified laboratory operations and its intellectual property and the possible strategic alternatives available to the Company. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the ability of the Company to quickly identify and execute on its strategic alternatives and potentially wind down the Company in an orderly manner, the ability of the Company to fulfill its obligations to creditors, including its senior secured lenders, and those other risks and uncertainties described in the Company’s annual report on Form 10-K for the year ended December 31, 2016, and other filings with the Securities and Exchange Commission. The Company disclaims any obligation or intention to update these forward-looking statements.

Investor Relations Contact:

Mark Carbeau

Interleukin Genetics, Inc.

(781) 419-4740

mcarbeau@ilgenetics.com